Exhibit 99.1

FOR IMMEDIATE RELEASE:
Wednesday, April 13, 2005

COMMERCE BANCSHARES, INC. REPORTS FIRST QUARTER
EARNINGS PER SHARE GROWTH

     Commerce Bancshares, Inc. announced earnings of $.73 per share for the three months ended March 31, 2005, an increase of 3% compared to $.71 per share in the first quarter of 2004. Net income for the first quarter amounted to $49.8 million compared with $51.3 million in the same period last year, or a decrease of 3%. The annualized return on average assets for the three months ended March 31, 2005 was 1.44%, the annualized return on average equity was 14.4%, and the efficiency ratio was 62.2%.

     In making this announcement, David W. Kemper, Chairman & CEO, said, “Earnings per share grew 3% in the first quarter of 2005 compared to the same period last year. Favorable credit experience reduced our provision for loan losses while investment securities gains were significantly lower than last year. Although average loans have grown at an annualized rate of 7% over the last two quarters, a planned reduction in our securities portfolio led to slightly lower net interest income. Recurring fee income was flat for the quarter compared to a year ago while non-interest expenses increased 4.2%.”

     Mr. Kemper added, “Asset quality was strong in the first quarter with net loan charge-offs totaling .18% compared with .61% last year. Our allowance for loan losses totaled $131.0 million, or 1.56% of total outstanding loans and 756% of non-performing loans.”

     Total assets at March 31, 2005 were $14.1 billion, total loans were $8.4 billion, and total deposits were $10.7 billion. At March 31, 2005, total non-performing assets were $18.6 million or ..22% of total loans. During the quarter, the Company increased its cash dividend to shareholders by 10%, making this the 37th consecutive year of per share dividend increases. Also during the quarter, the Company bought back 1.3 million shares of its common stock through its treasury stock buyback plan.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

(more)

     Posted to the Company’s web site is management’s discussion of first quarter results. To see this information, please visit our web site at www.commercebank.com. The Company’s Annual Shareholders’ meeting is scheduled for Wednesday, April 20, 2005 at 9:30AM CDT. The meeting will be held in the Auditorium on the 15th floor of the Commerce Trust Building at 922 Walnut Street, Kansas City, Missouri. The meeting will be web-cast and presentation materials will be available on our web site the day of the meeting.

* * * * * * * * * * * * * * *

For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	12/31/04	3/31/05	3/31/04

Non-Accrual Loans	$17,618	$17,333	$33,292

Foreclosed Real Estate	$1,157	$1,262	$2,593

Total Non-Performing Assets	$18,775	$18,595	$35,885

Non-Performing Assets to Loans	.23%	.22%	.44%

Non-Performing Assets to Total Assets	.13%	.13%	.25%

Loans 90 Days & Over Past Due - Still Accruing	$13,067	$15,972	$14,772

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

(Unaudited)	For the Three Months Ended
	December 31	March 31	March 31
	2004	2005	2004

Financial Summary (In thousands, except per share data)
Net interest income	$124,202	$121,477	$122,984
Taxable equivalent net interest income	124,738	121,994	123,572
Non-interest income	77,753	80,691	85,969
Provision for loan losses	7,215	2,368	10,250
Non-interest expense	122,429	123,922	118,912
Net income	52,660	49,846	51,324
Cash dividends	15,076	16,133	15,501
Net total loan charge-offs	8,184	3,802	12,379
Net business charge-offs (recoveries)	128	(2,796)	5,502
Net credit card charge-offs	4,983	4,622	4,934
Net personal banking charge-offs*	2,251	1,948	1,972
Net real estate charge-offs (recoveries)	453	(56)	102
Net overdraft charge-offs (recoveries)	369	84	(131)
Per share:
Net income — basic	$0.77	$0.74	$0.72
Net income — diluted	$0.75	$0.73	$0.71
Cash dividends	$0.219	$0.240	$0.219
Diluted wtd. average shares o/s	70,029	68,582	72,217

RATIOS
Average loans to deposits	79.03%	79.45%	79.87%
Return on total average assets	1.48%	1.44%	1.45%
Return on total average stockholders’ equity	14.40%	14.35%	14.09%
Non-interest income to revenue**	38.50%	39.91%	41.14%
Efficiency ratio***	60.26%	62.22%	59.24%

AT PERIOD END
Book value per share based on total stockholders’ equity	$20.90	$20.42	$20.99
Market value per share	$50.20	$48.20	$45.44
Allowance for loan losses as a percentage of loans	1.59%	1.56%	1.63%
Tier I leverage ratio	9.60%	9.46%	9.53%
Common shares outstanding	68,257,531	67,176,629	70,682,907
Shareholders of record	4,776	4,735	4,906
Number of bank/ATM locations	330	331	327
Number of bank charters	3	3	4
Full-time equivalent employees	4,821	4,836	4,847

OTHER YTD INFORMATION		March 31	March 31
		2005	2004

High market value per share		$50.00	$47.62
Low market value per share		$46.32	$42.62

*	Includes consumer, student and home equity loans
**	Revenue includes net interest income and non-interest income.
***	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended
(In thousands, except per share data)	December 31	March 31	March 31
	2004	2005	2004

INTEREST INCOME
Interest and fees on loans	$112,358	$118,523	$104,009
Interest on investment securities	44,555	41,746	44,592
Interest on federal funds sold and securities purchased under agreements to resell	358	584	186

Total interest income	157,271	160,853	148,787

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	8,335	10,457	6,172
Time open and C.D.’s of less than $100,000	9,908	10,392	9,899
Time open and C.D.’s of $100,000 and over	4,193	6,352	3,265
Interest on other borrowings	10,633	12,175	6,467

Total interest expense	33,069	39,376	25,803

Net interest income	124,202	121,477	122,984
Provision for loan losses	7,215	2,368	10,250

Net interest income after provision for loan losses	116,987	119,109	112,734

NON-INTEREST INCOME
Trust fees	15,918	16,394	16,164
Deposit account charges and other fees	25,858	24,301	25,522
Bank card transaction fees	21,629	19,507	17,600
Trading account profits and commissions	2,680	2,614	3,826
Consumer brokerage services	2,328	2,497	2,354
Loan fees and sales	1,804	3,440	3,653
Net gains (losses) on securities transactions	(544)	3,612	8,951
Other	8,080	8,326	7,899

Total non-interest income	77,753	80,691	85,969

NON-INTEREST EXPENSE
Salaries and employee benefits	66,208	70,180	68,016
Net occupancy	9,818	9,778	10,166
Equipment	5,733	5,691	5,858
Supplies and communication	8,321	8,213	7,944
Data processing and software	12,099	11,455	10,630
Marketing	4,008	3,862	3,704
Other intangible assets amortization	399	381	436
Other	15,843	14,362	12,158

Total non-interest expense	122,429	123,922	118,912

Income before income taxes	72,311	75,878	79,791
Less income taxes	19,651	26,032	28,467

NET INCOME	$52,660	$49,846	$51,324

Net income per share — basic	$0.77	$0.74	$0.72

Net income per share — diluted	$0.75	$0.73	$0.71

Cash dividends per common share	$0.219	$0.240	$0.219

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2004	2005	2004

ASSETS
Loans, net of unearned income	$8,305,359	$8,406,110	$8,149,141
Allowance for loan losses	(132,394)	(130,960)	(133,092)

Net loans	8,172,965	8,275,150	8,016,049

Investment securities:
Available for sale	4,754,941	4,442,210	5,307,223
Trading	9,403	13,154	29,027
Non-marketable	73,024	74,965	76,657

Total investment securities	4,837,368	4,530,329	5,412,907

Federal funds sold and securities purchased under agreements to resell	68,905	179,107	71,645
Cash and due from banks	585,815	502,362	409,924
Land, buildings and equipment — net	336,446	368,512	335,084
Goodwill	48,522	48,522	48,522
Other intangible assets — net	499	118	1,747
Other assets	199,848	199,172	189,339

Total assets	$14,250,368	$14,103,272	$14,485,217

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,943,771	$1,347,994	$1,697,680
Savings, interest checking and money market	6,072,115	6,552,169	6,039,062
Time open and C.D.’s of less than $100,000	1,656,002	1,700,853	1,701,258
Time open and C.D.’s of $100,000 and over	762,421	1,084,407	814,635

Total deposits	10,434,309	10,685,423	10,252,635
Federal funds purchased and securities sold under agreements to repurchase	1,913,878	1,566,914	2,068,165
Other borrowings	389,542	388,328	499,465
Other liabilities	85,759	91,038	181,156

Total liabilities	12,823,488	12,731,703	13,001,421

Stockholders’ equity:
Preferred stock	- - -	- - -	- - -
Common stock	347,049	347,049	343,183
Capital surplus	392,156	389,945	356,732
Retained earnings	703,293	737,006	742,959
Treasury stock	(51,646)	(103,696)	(59,198)
Other	(3,542)	(4,153)	(3,118)
Accumulated other comprehensive income	39,570	5,418	103,238

Total stockholders’ equity	1,426,880	1,371,569	1,483,796

Total liabilities and stockholders’ equity	$14,250,368	$14,103,272	$14,485,217

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	December 31	March 31	March 31
	2004	2005	2004

Loans:
Business	$2,129,818	$2,186,828	$2,045,287
Real estate — construction	420,179	442,471	426,182
Real estate — business	1,755,767	1,758,141	1,881,209
Real estate — personal	1,339,865	1,335,024	1,331,014
Consumer	1,205,381	1,193,063	1,151,911
Home equity	405,830	412,356	357,103
Student	344,258	410,020	382,057
Credit card	576,658	606,406	551,957
Overdrafts	14,379	16,297	17,477

Total loans	8,192,135	8,360,606	8,144,197

Investment securities (excluding unrealized gains and losses):
Available for sale	4,707,651	4,504,318	4,857,126
Trading	13,145	11,369	8,433
Non-marketable	74,744	76,853	74,651

Total investment securities	4,795,540	4,592,540	4,940,210

Federal funds sold and securities purchased under agreements to resell	63,769	84,987	60,398

Total interest earning assets	13,051,444	13,038,133	13,144,805

Total assets	14,112,455	14,070,385	14,193,600

Deposits:
Non-interest bearing deposits	1,351,240	772,869	1,233,919
Interest bearing deposits:
Savings	397,679	403,844	392,690
Interest checking	552,036	262,460	482,905
Money market	5,653,086	6,439,761	5,627,660
Time open & C.D.’s of less than $100,000	1,657,463	1,664,823	1,715,038
Time open & C.D.’s of $100,000 and over	753,928	979,011	745,101

Total interest bearing deposits	9,014,192	9,749,899	8,963,394

Total deposits	10,365,432	10,522,768	10,197,313

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,791,567	1,655,050	1,947,207
Long-term debt and other borrowings	390,150	388,771	441,019

Total borrowings	2,181,717	2,043,821	2,388,226

Total interest bearing liabilities	11,195,909	11,793,720	11,351,620
Total stockholders’ equity	1,455,062	1,408,414	1,464,915

Net yield on interest earning assets (tax-equivalent basis)	3.80%	3.79%	3.78%

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2005

     For the quarter ended March 31, 2005, net income amounted to $49.8 million, a decrease of 2.9% from the 1st quarter of the previous year. Growth in earnings per share (EPS) totaled 2.8% over the previous year. Excluding net securities gains on an after tax basis, growth in EPS totaled 9.5%. The return on average assets was 1.4% and the return on average equity totaled 14.4%. For the quarter, the efficiency ratio amounted to 62.2%. The decrease in net income compared to the 1st quarter of last year resulted mainly from a decrease in gains on investment security sales, lower net interest income and higher expenses. However, higher expenses were offset by a decrease in the provision for loan losses.

Balance Sheet Review

     During the 1st quarter of 2005, average loans increased $168.5 million or 2.1% compared with the previous quarter and represented annualized growth of 8.2%. Average loans also increased $216.4 million or 2.7% compared to the same period last year. Growth this quarter was evenly spread between commercial and retail lending. Compared to the 4th quarter of 2004, average business (includes commercial, lease and tax-free), construction and business real estate loans grew by $57.0 million, $22.3 million, and $2.4 million, respectively. Moderate growth in the economy this quarter helped increase demand for business and construction loans and improved line of credit usage. Average student loans increased $65.8 million due to seasonal borrowing activity, while credit card loans showed continued growth from the previous quarter. Personal real estate loans declined $4.8 million during the quarter as a result of lower mortgage loan originations due to lower seasonal demand. Average consumer banking loans also declined from the previous quarter by $12.3 million as a result of weaker demand for auto lending, offset by continued growth in marine and recreational vehicle loans.

     Available for sale investment securities, excluding fair value adjustments, decreased on average $203.3 million, or 4.3%, this quarter compared with the previous quarter. During the quarter, the Company undertook initiatives to review and re-position its investment securities portfolio to address such things as concentration, duration and interest rate risk. Accordingly, during the 1st quarter the Company sold investment securities totaling $922.3 million, comprised mainly of U.S. government agency ($322.5 million), asset-backed ($338.1 million), and inflation- indexed treasury ($170.0 million) securities. Net gains of $2.8 million were recognized on sales of available for sale securities. During the quarter, purchases of investment securities totaled $940.8 million, and consisted of mortgage-backed ($628.0 million), asset-backed ($258.6 million) and treasury and agency ($54.2 million) securities. At March 31, 2005, available for sale securities totaled 31% of total assets, down from 37% at March 31, 2004.

     Total average deposits grew by $157.3 million, or 1.5%, during the 1st quarter compared to the 4th quarter of last year, and increased 3.2% compared to the same period last year. At the beginning of the 1st quarter, the Company re-characterized certain additional demand and interest checking accounts as money market accounts, in accordance with Federal Reserve rules. As a result, an additional $530 million of average demand deposits and $344 million of average interest checking accounts were reclassified as money market accounts during the 1st quarter of 2005. Average deposits increased over the 4th quarter of last year mainly due to growth in personal demand, interest checking and short-term jumbo certificates of deposit.

     During the 1st quarter of 2005, average borrowings decreased $137.9 million from the previous quarter, primarily due to a decline in federal funds purchased.

Net Interest Income

     In the 1st quarter of 2005, net interest income amounted to $121.5 million, a decrease of approximately $2.7 million, or 2.2%, compared to the 4th quarter of last year, and $1.5 million less than the 1st quarter of 2004. The net yield on earning assets amounted to 3.79% in the current quarter compared to 3.80% in the 4th quarter of last year.

     The decrease in net interest income in the 1st quarter of 2005 compared to the previous quarter mainly resulted from the effects of higher rates on deposits and short-term borrowings and a reduction in average balances of investment securities all of which reduced net interest income by $7.6 million. Offsetting these reductions to net interest income were the effects of higher rates on loans and growth in average loan balances, which had the combined effect of increasing net interest income by $6.2 million. Interest earned on the Company’s inflation-indexed treasury securities decreased $2.8 million in the current quarter compared with the 4th quarter 2004, as a result of a higher inflation index in the 4th quarter and sales of $170.0 million of these securities in the 1st quarter of 2005.

     During the quarter, the overall yield on interest earning assets increased 21 basis points to 5.02%, while the cost of interest bearing liabilities increased 18 basis points to 1.36%.

Non-Interest Income

     In the 1st quarter of 2005, total non-interest income amounted to $80.7 million compared with $86.0 million in the same quarter last year, a decrease of 6.1%. Excluding net investment securities gains, non-interest income grew slightly. Bank card fees for the quarter increased by 10.8% over the same period last

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2005

     year, primarily as a result of strong growth in debit card (up 17.8%) and credit card (up 13.5%) interchange fees, reflecting continued strong payment systems transaction volumes. Deposit account fees declined by 4.8% in the 1st quarter compared to the same period last year as a result of lower commercial cash management fees, which were down $1.5 million this year. Since many of these services are paid for with compensating balances, rising interest rates have made deposits more valuable thus lowering fees paid by customers for these services. Trust fees showed only modest growth over the same period last year, but revenues from brokerage activities increased by 6.1%.

     As previously mentioned, during the three months ending March 31, 2005 net securities gains amounted to $3.6 million compared with net securities gains of $9.0 million in the same period last year.

Non-Interest Expense

     Non-interest expense for the 1st quarter of 2005 amounted to $123.9 million, an increase of 4.2% compared with $118.9 million recorded in the 1st quarter of last year. Non-interest expense was 1.2% higher compared to the 4th quarter of 2004.

     Compared with the 1st quarter of last year, salaries and benefits increased 3.2% mainly due to normal merit increases. Full-time equivalent employees totaled 4,836 and 4,847 at March 31, 2005 and 2004, respectively. Data processing and software costs increased 7.8% mainly as a result of higher bank card processing costs (related to the higher bank card revenues). Costs also increased for supplies and communication and marketing, while equipment and occupancy expenses decreased somewhat. Other non-interest expense increased $2.2 million over the same quarter last year primarily due to increases in operating losses, professional fees, and minority interest expense.

Income Taxes

     During the 1st quarter, income tax expense amounted to $26.0 million, an increase of $6.4 million over the previous quarter and $2.4 million less than the same quarter last year. The effective tax rate for the Company was 34.3% in the 1st quarter of 2005, compared with 27.2% in the 4th quarter of 2004 and 35.7% in the 1st quarter of 2004. The Company recognized tax benefits pertaining to certain corporate tax reorganization initiatives of $5.0 million in the 4th quarter of 2004. The Company has additional income tax benefits totaling approximately $13.7 million associated with other corporate reorganization activities, which will not be recognized into income until certain conditions are satisfied. It is projected that such conditions may be resolved as early as the 3rd quarter of 2005. It is not expected that material tax benefits of this nature will continue beyond 2005.

Credit Quality

     Net loan charge-offs for the 1st quarter of 2005 amounted to $3.8 million, compared with $8.2 million in the 4th quarter of 2004 and $12.4 million in the 1st quarter of 2004. The ratio of annualized net charge-offs to total average loans was .18% in the current quarter, compared with .61% in the same quarter last year and .40% in the 4th quarter of 2004. The decrease in net charge-offs for the current quarter compared with the same period last year was mainly due to a $6.0 million charge-down of a large commercial loan in 2004 coupled with a recovery on this same loan of $1.4 million during the current quarter.

     For the 1st quarter of 2005, net charge-offs on average credit card loans decreased to 3.09%, compared with 3.60% last year. Also, personal loan charge-offs decreased this quarter and amounted to .39% of average personal loans compared to .42% in the same period last year. The provision for loan losses for the quarter totaled $2.4 million, down from $10.3 million in the 1st quarter of last year, and down from $7.2 million recorded in the 4th quarter of last year. The allowance for loan losses at March 31, 2005 amounted to $131.0 million, or 1.56% of total loans, and represented 756% of total non-performing loans.

     Total non-performing assets amounted to $18.6 million, a decrease of $180 thousand from the previous quarter, and amounted to .22% of loans. Non-performing assets are comprised of non-accrual loans ($17.3 million) and foreclosed real estate ($1.3 million). Loans past due more than 90 days and still accruing interest totaled $16.0 million at March 31, 2005.

Other

     The Company maintains a treasury stock buyback program; and effective October 2004, was authorized by the Board of Directors to repurchase up to 5 million shares of its common stock. During the quarter ended March 31, 2005, the Company purchased 1.3 million shares of treasury stock at an average cost of $48.11 per share.

Forward Looking Information

     This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, including estimates made on income taxes, expectations on the economy and other expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.